EXHIBIT 2.1

Agreement of Sale and Purchase

Headington Oil Company LLC, et al.

as Seller

and

XTO Energy Inc.

as Buyer

Dated May 23, 2008

i

	(b)	Due Authorization	10
	(c)	Approvals	10
	(d)	Valid, Binding and Enforceable	10
	(e)	No Litigation	10
	(f)	SEC Reports; Financial Statements	11
	(g)	Absence of Certain Changes	11
	(h)	Buyer Common Stock	11
	(i)	No Distribution	12
	(j)	Knowledge and Experience	12
	(k)	Merits and Risks of an Investment in the Properties	12
	(l)	Funds	12

6.	Certain Covenants of Seller and Buyer Pending Closing		12

	(a)	Access by Buyer	13
		(i) Records	13
		(ii) Physical Inspection	13
		(iii) Exculpation and Indemnification	13
	(b)	Interim Operation	14
	(c)	Preferential Rights and Consents	14
	(d)	Registration of Buyer Common Stock	15
	(e)	Delivery of Schedule IV	15
	(f)	Supplement of Schedule 12(a)(iii)	15

7.	Due Diligence Reviews		15

	(a)	Review By Buyer	15
	(b)	Nature of Defects	16
		(i) NRI or WI Variances	16
		(ii) Liens	16
		(iii) Preferential Rights and Consents	16
		(iv) Imperfections in Title	17
		(v) Net Acre Shortfalls	17
		(vi) Environmental Matters	17
	(c)	Seller’s Response	18
		(i) Cure	18
		(ii) Postpone Closing	18
		(iii) Indemnification	18
		(iv) Adjustment	19

8.	Certain Price Adjustments		19

	(a)	Procedures	19
		(i) Agree Upon Adjustment	19
		(ii) Exclude Property	19
	(b)	Certain Adjustments	19
		(i) NRI Variance/Proportionate Price Reductions	19
		(ii) Net Acre Variation/Proportionate Price Reduction	20

		(iii)	Liens/Payoff Amount	20
	(c)	Possible Upward Adjustments		20
	(d)	Limitations on Adjustments		20

9.	Conditions Precedent to the Obligations of Buyer			21

	(a)	Representations True and Correct		21
	(b)	Compliance with Covenants and Agreements		21
	(c)	Litigation		21
	(d)	HSR Act		21
	(e)	Price Adjustment Limitations		22

10.	Conditions Precedent to the Obligations of Seller			22

	(a)	Representations True and Correct		22
	(b)	Compliance With Covenants and Agreements		22
	(c)	Litigation		22
	(d)	Exchange Listing of Buyer Common Stock		22
	(e)	Prospectus Supplement		23
	(f)	Registration Rights Agreement		23
	(g)	HSR Act		23
	(h)	Price Adjustment Limitations		23

11.	Closing			23

	(a)	Actions At Closing		23
		(i)	Delivery of Conveyance	23
		(ii)	Assignment of Membership Interest	24
		(iii)	Federal and State Conveyance Forms	24
		(iv)	Letters in Lieu	24
		(v)	Turn Over Possession	24
		(vi)	Payment of Adjusted Cash Purchase Price to Seller	24
		(vii)	Issuance of Buyer Common Stock	24
		(viii)	Succession by Buyer	24
		(ix)	Non-Foreign Person Affidavit	25
		(x)	Assignment of Sidney Field Office Assets	25
		(xi)	Transition Services Agreement	25
	(b)	Post Closing Actions		25
		(i)	Transfer of Files	25
		(ii)	Operational Transition	25
		(iii)	Transition of Certain Accounting Matters	26
		(iv)	Notifications by Buyer	26
		(v)	Transition Services	26

12.	Certain Accounting Adjustments			26

	(a)	Adjustments for Revenues and Expenses		26
	(b)	Initial Adjustment at Closing		29
	(c)	Adjustment Post Closing		29

	(d)	No Further Adjustments	29

13.	Assumption and Indemnification		29

	(a)	Assumption and Indemnification by Buyer	29
	(b)	Indemnification by Seller	30
	(c)	Notice of Claim	31

14.	No Commissions Owed		31

15.	Casualty Loss		31

	(a)	Oil and Gas Properties	31
	(b)	Other Properties	32

16.	Notices		32

17.	Survival of Provisions		33

18.	Employment Matters		33

	(a)	Continuing Employees	33
	(b)	No Obligation to Hire Seller Employees	33
	(c)	Interview, Screening, and Offers to Seller Employees	33
	(d)	Employee Benefits	34
	(e)	Control of Seller Employees	35
	(f)	Solicitation of Continuing Employees	35
	(g)	Waiver of Restrictions on Continuing Employees	35
	(h)	No Third Party Beneficiaries	36

19.	Miscellaneous Matters		36

	(a)	Further Assurances	36
	(b)	Regulatory Approvals	36
	(c)	Like Kind Exchange	36
	(d)	Gas Imbalances, Makeup Obligations	37
	(e)	Parties Bear Own Expenses/No Special Damages	37
	(f)	No Sales Taxes	37
	(g)	Entire Agreement	38
	(h)	Amendments, Waivers	38
	(i)	Choice of Law	38
	(j)	Headings, Time of Essence, etc.	38
	(k)	No Assignment	38
	(l)	Successors and Assigns	38
	(m)	Counterpart Execution	38
	(n)	Exclusive Remedy; Waiver	38
	(o)	Sellers’ Representative	39
	(p)	Seller’s Obligations Several Not Joint	39
	(q)	Non-Execution by Seller	39

(r)	Failure to Close by Seller		40
(s)	Definitions		40
	(i)	Certain Defined Terms	40
	(ii)	Additional Definitions	42

v

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase (“Agreement”) dated May 23, 2008, by and between Headington Oil Company, LLC, a Texas limited liability company (“HOC”), and each of the other Persons, which is listed as a party Seller on the signature pages and which executes a counterpart of this Agreement (all of the foregoing described parties are referred to collectively as “Seller” or “Sellers”), and XTO Energy Inc., a Delaware corporation (herein called “Buyer”).

RECITALS

WHEREAS, Sellers own certain Oil and Gas Properties (defined herein) in Montana and North Dakota;

WHEREAS, Nesson Gathering System, LLC, a Delaware limited liability company (“Nesson”), owns that certain gathering system and related assets more particularly described in Schedule I;

WHEREAS, Buyer desires to purchase and Seller desires to sell all of Seller’s right, title and interest in and to the Properties defined herein pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller (collectively the “Parties”) agree as follows:

W I T N E S S E T H:

1. Property to be Sold and Purchased. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) Leases. All right, title and interest of Seller in and to the oil and gas leases described on Exhibit A-1, and any and all ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described on such Exhibit A-1 (collectively the “Leases”), without limitation of the foregoing and in addition thereto, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to the oil, gas and other minerals in and under or that may be produced from the lands described on Exhibit A-1 (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in and to, or covering, the Leases) (all of the above being hereinafter collectively called the “Oil and Gas Properties”); and

(b) Permits. All of Sellers’ rights, title and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations), franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by governmental authorities that relate to the Oil and Gas Properties; and

(c) Contracts. All of Sellers’ rights, title and interests in and to all presently existing and valid contracts, commitments, agreements and arrangements that directly relate to the Oil and Gas Properties and other Properties, including without limitation, all production sales contracts, operating agreements, agreements related to the storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of substances from the Oil and Gas Properties, all insurance policies, and if unassignable, all beneficial interests and proceeds derived from those insurance policies, and all accounts receivables and unpaid proceeds thereof arising on or after the Effective Date (the “Contracts”); and

(d) Equipment. All of Sellers’ rights, title and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells (including but not limited to the wells, units and PUD locations set forth on Exhibit A-2), wellhead equipment, pumping units, flowlines, tanks, platforms, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) relating to the Oil and Gas Properties and used (or contemplated to be used, as spare equipment or otherwise) in connection with the exploration, development, operation or maintenance thereof, and in and to all permits, licenses, rights of way, easements, and other rights of surface use and water rights used in connection with the exploration, development, operation or maintenance of the Oil and Gas Properties; and

(e) Data. All of the following materials in Sellers’ possession: (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, filings with regulatory agencies, and other documents and instruments that relate to the Oil and Gas Properties; (ii) geophysical, seismic, geological, engineering, exploration, production and other technical data that relate to the Oil and Gas Properties and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the Oil and Gas Properties;

(f) Nesson. All of HOC’s right, title and interest in and to the outstanding membership interests in Nesson; and

(g) Sidney Field Office. All of Seller’s rights, title and interest in and to all property leases, buildings, vehicles, materials, supplies, machinery, equipment, improvements and other personal property and fixtures relating to the field office located in Sidney, Montana, more particularly described on Exhibit A-4 (collectively the “Sidney Field Office Assets”).

The properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), and (g), exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the “Properties.”

(h) Excluded Properties.

The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Sellers:

(i) Any accounts received or accounts payable accruing before the Effective Date;

(ii) All corporate, financial, tax and legal (other than title) records of Sellers except for documents related to Sellers’ membership of Nesson;

(iii) All contracts of insurance or indemnity relating to periods of time prior to the Effective Date;

(iv) All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 12(a), and all proceeds attributable thereto;

(v) Any refund of, or loss carry forwards with respect to, costs, taxes or expenses borne by Sellers attributable to the period prior to the Effective Date;

(vi) Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

(vii) Copies (but not the originals) of all files (described in Section 11(b)(i));

(viii) Except to the extent constituting the Suspense Accounts, all deposits, cash, checks, funds and accounts receivable attributable to Sellers’ interests in the Properties with respect to any period of time prior to the Effective Date;

(ix) Any intellectual property, logo, service mark, copyright, trade name or trademark of or associated with Sellers or any Affiliate of Sellers or any business of Sellers or of any Affiliate of Sellers; and

(x) All rights and choses in action, arising, occurring or existing in favor of Sellers prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Sellers and relating and accruing to any time period prior to the Effective Date) but only to the extent the foregoing do not adversely affect the value, use, ownership or operation of the Properties after the Effective Date;

(xi) Any and all proceeds from the settlement of contract disputes with purchasers of oil, gas or other hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date, insofar as the same does not involve any obligation or liability of Buyer after the Effective Date nor involve any production of oil, gas or other hydrocarbons from the Properties on or after the Effective Date;

(xii) All claims (including insurance claims) and causes of action of Sellers against one or more third parties arising from acts, omissions or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date, insofar as the same does not involve any obligation or liability of Buyer after the Effective Date nor involve any production of oil, gas or hydrocarbons from the Properties on or after the Effective Date;

(xiii) All documents and instruments of Sellers that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the oil and gas properties);

(xiv) All correspondence or other documents or instruments of Sellers related to the transactions contemplated hereby, list of other prospective purchasers of Sellers or the Properties compiled by Sellers, bids submitted to Sellers by other prospective purchasers of Sellers or the Properties, analyses by Sellers or any Affiliates of Sellers thereof submitted by other prospective purchasers of Sellers or the Properties, and correspondence between or among Sellers or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Sellers or the Properties;

(xv) All oil, gas and other hydrocarbon production from or attributable to the Oil and Gas Properties with respect to all periods prior to the Effective Date and all proceeds attributable thereto;

(xvi) Properties excluded from the purchase and sale contemplated by this Agreement under Section 8(a)(ii).

These excluded properties are collectively referred to as the “Excluded Properties.” Buyer shall not be responsible for, and Sellers expressly retain, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date. It is understood that certain of the Excluded Properties may not be embraced by the term “Properties”. The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall be not used to interpret the meaning of any word or phrase used in describing the Properties.

2. Purchase Price. The purchase price for the Properties shall consist of (i) One Billion Fifty-Nine Million One Hundred Fifty Thousand U.S. Dollars (U.S. $1,059,150,000.00) in cash (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Cash Purchase Price”) and (ii) 11,742,391 shares of Buyer Common Stock (such shares being herein called the “Stock Purchase Price”). The Cash Purchase Price may be adjusted as provided in Sections 6(c) and 8 hereof (the Cash Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Adjusted Cash Purchase Price”). The Adjusted Cash Purchase Price, together with the Stock Purchase Price, is herein called the “Purchase Price.” The Purchase Price shall be paid at the Closing as hereinafter provided.

3. Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid to Sellers an amount equal to $92,500,000 (such amount being herein called the “Deposit”). In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date as a result of a material breach of this Agreement by Sellers which occurs in the absence of a material breach of this Agreement by Buyer, or in the event this Agreement is terminated by Buyer in accordance with Section 9 below or is terminated by Sellers in accordance with any subsection of Section 10 below other than subsections 10(a) or 10(b), the Deposit shall be returned to Buyer. If the transaction contemplated hereby otherwise fails to close on the Closing Date, Sellers may retain the Deposit as its sole and exclusive remedy. The Deposit shall not bear interest, and if the same is paid to Buyer, or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLERS OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

4. Representations of Seller.

(a) Representations. Each Seller hereby severally and not jointly represents to Buyer that:

(i) Organization and Qualification. Seller is a duly organized, validly existing and in good standing under the laws of the state of its formation. Seller is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate (including, without limitation, Seller meets all bonding requirements of such agencies).

(ii) Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(iii) Approvals. Other than (A) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (B) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing and which it has no reason to believe cannot be obtained, and compliance with the HSR Act, to Sellers’ knowledge (which, as used in this Agreement, shall mean to the actual knowledge of Sellers’ officers), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Sellers are a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or to the Properties.

(iv) Valid, Binding and Enforceable. This Agreement constitutes (and the other Transaction Documents provided for herein to be delivered by Seller at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v) Litigation. Except as disclosed on the Disclosure Schedule (herein called the “Disclosure Schedule”) attached hereto as Schedule II, there are no pending suits, actions, or other proceedings in which Seller is a party (or, to Seller’s knowledge, which have been threatened to be instituted against Seller) which affect the Properties in any material respect (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi) Environmental Matters. To Sellers’ knowledge, the Disclosure Schedule reflects an accurate list of all instances, if any, where Sellers’ operations or the Properties are not in compliance with Applicable Environmental Laws, or give rise to environmental liabilities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the value of the Properties.

(vii) Capitalization of Nesson. HOC is the record and beneficial owner of all of Nesson’s issued and outstanding limited liability company interests and such ownership is free and clear of all liens and encumbrances. All of such limited liability company interests have been validly issued and have not been issued in violation of any preemptive or similar rights. There are no contracts, agreements, commitments or arrangements obligating Nesson to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any limited liability company interests or obligating Nesson to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any limited liability company interests.

(viii) No Conflicts. To Seller’s knowledge, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any Person under, any provision of Seller’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a party or by which any of the Properties or Seller is bound, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (d) result in the creation of any lien, charge or encumbrance on any of the Properties.

(ix) Contracts. To Seller’s knowledge, Schedule 4(a)(ix) sets forth a list of the following contracts, agreements, and commitments to which after Closing any of the Properties are bound: (a) any agreement with any Affiliate of Seller; (b) any agreement or contract of Seller for the sale, exchange or other disposition of substances produced from the Oil and Gas Properties that is not cancelable without penalty on not more than 60 days prior written notice and is not at market prices; (c) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment; (d) any tax partnership agreement of Seller affecting any of the Properties; (e) any contract that requires Seller to expend more than $100,000 in any year in connection with the Properties; (f) any contract that contains an indemnity with respect to environmental and health and safety matters; (g) any option to purchase or call on the substances produced from the Oil and Gas Properties; and (h) any lease, title retention agreement, or security interest affecting any of the equipment.

(x) Payout Balances. To Seller’s knowledge, Schedule 4(a)(x) contains a complete and accurate list of the status of any “payout” balance, as of the dates shown in Schedule 4(a)(x), for each well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(xi) Areas of Mutual Interest. Except as set forth on Schedule 4(a)(xi), no Oil and Gas Property is subject to (or has related to it) any area of mutual interest agreements.

(xii) Permits. To Seller’s knowledge, Seller has all material governmental licenses and permits necessary or appropriate to own and operate the Oil and Gas

Properties as presently being owned and operated, and such licenses and permits are in full force and effect.

(xiii) Plugging Obligations. Except for wells listed on Schedule 4(a)(xiii), there are no dry holes, or shut in or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that, to Seller’s knowledge, have been properly plugged and abandoned.

(xiv) Payment of Expenses. To Seller’s knowledge, all material expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem, windfall profit and other similar taxes) relating to the ownership or operation of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

(xv) State of Repair. To the Seller’s knowledge, the Properties have been maintained in a state of repair so as to be reasonably adequate for normal operations, ordinary wear and tear excepted.

(xvi) Compliance with Laws. Except as disclosed on Schedule 4(a)(xvi), the Oil and Gas Properties are, and Seller’s operation of the Oil and Gas Properties has been and currently is in substantial compliance with the provisions and requirements of all laws of all governmental authorities having jurisdiction with respect to the Oil and Gas Properties, or the ownership, operation, development, maintenance, or use of any thereof, except where such non-compliance as would not have a Material Adverse Effect.

(xvii) Tax Partnerships. To Seller’s knowledge, none of the Oil and Gas Properties are subject to a tax partnership, including, without limitation, none of such properties are subject to any operating agreement or other arrangement under which the parties thereto have not made an effective election pursuant to Section 761 of the Internal Revenue Code of 1986 (herein called the “Internal Revenue Code”), and the Treasury Regulations promulgated thereunder, to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code.

(xviii) Imbalances. To Seller’s knowledge, Seller’s obligations with respect to the aggregate gas imbalances related to the Properties does not exceed $500,000.

(xix) Lease Provisions. All rentals, royalties, overriding royalty interests and other payments due under the Leases described in Exhibit A-1 have been promptly and fully paid, except (A) amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel any such lease and (B) amounts that would not have a Material Adverse Effect. There are no express obligations to drill additional wells in order to maintain in force and effect

Seller’s rights in any Oil and Gas Properties, except where such obligations would not have a Material Adverse Effect.

(b) Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN SECTION 4(a) ABOVE (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLERS EXPRESSLY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS,” WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR

ORAL) FURNISHED BY SELLERS OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) Disclosures. The matters set forth on the Disclosure Schedule are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

5. Representations of Buyer. Buyer represents to Seller that:

(a) Organization and Qualification. Buyer is a corporation duly organized and legally existing and in good standing under the laws of the State of Delaware, and is qualified (or will be on the date of Closing) to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning the Oil and Gas Properties located in such state to so qualify. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met, or will have met at or before Closing, all bonding requirements of such agencies).

(b) Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) Approvals. Other than (i) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (ii) Routine Governmental Approvals and (iii) compliance with the HSR Act, to Buyer’s knowledge (which, as used in this Agreement, shall mean to the actual knowledge of Buyer’s officers) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d) Valid, Binding and Enforceable. This Agreement constitutes (and the other Transactions Documents provided for herein to be delivered by Buyer at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) SEC Reports; Financial Statements.

(i) Buyer has filed and made available to Seller all forms, reports and other documents required to be filed by Buyer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2007. All such required forms, reports and other documents (including those that Buyer may file after the date hereof and prior to the Closing Date) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the last date on which a Buyer SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Buyer or in the ability of Buyer to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

(ii) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer and its Subsidiaries, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material.

(g) Absence of Certain Changes. Except as disclosed in the Buyer SEC Reports, since April 1, 2008, there has not been any Material Adverse Effect with respect to Buyer and its Subsidiaries, considered as a whole, nor is Buyer aware of any event that reasonably could be expected to result in a Material Adverse Effect with respect to Buyer and its Subsidiaries, taken as a whole.

(h) Buyer Common Stock. Buyer currently has (i) 1,000,000,000 authorized shares of Buyer Common Stock, of which as of April 30, 2008, 2008, 510,716,211 are issued or outstanding, (ii) issued and outstanding stock options to acquire 18,091,898 Buyer Common Stock under all stock option plans and agreements, and (iii) 2,550,505 warrants to purchase any Buyer Common Stock are outstanding under any agreement. The issuance of the Buyer Common Stock pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Buyer Common Stock will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, have the rights, preferences, and privileges specified in Buyer’s Certificate of Incorporation, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities and blue sky laws. Except for the preferred stock purchase rights under the Rights Agreement and as set forth above, there are outstanding: (i) no securities of Buyer convertible into or exchangeable for shares of Buyer Common Stock, and (ii) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, any shares of Buyer Common Stock or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.

(i) No Distribution. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (the “Securities Act”)(and the rules and regulations pertaining thereto), or in violation of any other applicable securities laws, rules or regulations.

(j) Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the risks of the acquisition of the Properties, and assumption of the obligations, in accordance with and as set forth in this Agreement (including, without limitation, the assumed obligations described in Section 13 hereof), and understands the risks of, and other considerations relating to, a purchase of the Properties.

(k) Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any findings or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer, and (iii) except as set forth in Section 9 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

(l) Funds. Buyer has, and at the Closing will have, such funds as are necessary for the consummation by Buyer of the transactions contemplated hereby.

6. Certain Covenants of Seller and Buyer Pending Closing. Between the date of this Agreement and the Closing Date:

(a) Access by Buyer.

(i) Records. Seller will give Buyer, or Buyer’s authorized representatives, at Seller’s office and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated by Section 7 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii) Physical Inspection. Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Oil and Gas Properties (including all its books, records and files related to the Oil and Gas Properties) for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental investigation of the Properties as soon as reasonably possible after it is prepared.

(iii) Exculpation and Indemnification. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against

Seller (and its partners and its and their Affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its partners and its and their Affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY, OR (iii) THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.

(b) Interim Operation. HOC will continue the operation of the Properties in the ordinary course of its business, Sellers will continue their actions as non-operators in the ordinary course of their business, and without Buyer’s consent, will not sell or otherwise dispose of any portion of the Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability. Should Seller receive (or desire to make) any proposals to drill additional wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, it will notify Buyer of, and consult with Buyer concerning, such proposals, but any decisions with respect to proposals shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business. Without expanding any obligations which HOC may have to Buyer, it is expressly agreed that HOC shall never have any liability to Buyer with respect to operation of an Oil and Gas Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Preferential Rights and Consents. Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all material Oil and Gas Properties, (i) all preferential rights to purchase (“Preferential Rights”) and requirements that consents to assignment (“Consents”) be obtained which would be applicable to the transactions contemplated hereby, and (ii) the names and addresses of parties holding such rights; in attempting to identify such Preferential Rights and Consents, and the names and addresses of such parties holding the same, Seller shall in no event be obligated to go beyond its own records. Seller will (A) request, from the parties so identified (and in accordance with the documents creating such rights), execution of Consents so identified, and (B) notify, the parties so identified (and in accordance with the documents creating such rights), of and request waivers of Preferential Rights so identified. Seller shall have no obligation other than to so attempt to identify such Preferential Rights or Consents and to so provide such notices and request such execution of Consents and/or waivers of Preferential Rights (including, without limitation, Seller shall have no obligation to assure that such Consents or waivers of Preferential Rights are obtained). To the extent that a Preferential Right is exercised by a party, and such interest in such Property is actually sold to such party so exercising such right, or a Consent is not obtained and the requirement is not waived by Buyer, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be adjusted downward by the Allocated Amount.

(d) Registration of Buyer Common Stock. Buyer agrees to prepare and file with the SEC a prospectus supplement to its currently effective shelf registration statement on Form S-3 (the “Prospectus Supplement”) for the benefit of Seller covering all of the Buyer Common Stock to be issued as the Stock Purchase Price. The Prospectus Supplement shall cover resales from time to time on the New York Stock Exchange at prices current at the time of sale and shall be filed as soon as reasonably practicable after the date of this Agreement. Buyer shall provide Seller with a reasonable opportunity to review and comment on the Prospectus Supplement. The Prospectus Supplement shall become effective upon the filing thereof pursuant to Section 462(e) under the Securities Act and Buyer agrees to use its commercially reasonable best efforts to cause the Prospectus Supplement to remain effective for a period of one (1) year commencing on the Closing Date (subject to the terms of the Registration Rights Agreement).

(e) Delivery of Schedule IV. Buyer shall deliver Schedule IV to Seller within five (5) business days of the execution of this Agreement.

(f) Supplement of Schedule 12(a)(iii). Seller shall have the right to supplement Schedule 12(a)(iii) within five (5) business days of the execution of this Agreement so long as such supplement is not material.

7. Due Diligence Reviews.

(a) Review By Buyer. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) as soon as the same are identified by Buyer, but in no event later than 5:00 p.m. Central Daylight Time on July 8, 2008 (“Defect Date”). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the Properties to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (ii) for each applicable Property, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect, and (iii) the amount by which Buyer would propose to adjust the Purchase Price. All Defects with respect to which Buyer fails to so give Seller notice by the Defect Date will be deemed waived for all purposes. All access to Sellers’ records and the Properties in connection with such due diligence shall be subject and pursuant to Section 6(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 6(a)(iii)).

(b) Nature of Defects. The term “Defect” as used in this Section shall mean the following:

(i) NRI or WI Variances. Seller’s ownership of the Properties is such that, with respect to a Property listed on Exhibit A-2 hereto, it clearly (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such Property which is less than the decimal share set forth on Exhibit A-2 in connection with such Property in the column headed “Net Revenue Interest” or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such Property greater than the decimal share set forth on Exhibit A-2 in connection with such Property in the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such Property).

(ii) Liens. Seller’s ownership of an Oil and Gas Property is subject to a lien other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

(iii) Preferential Rights and Consents. Seller’s ownership of an Oil and Gas Property is subject to a Preferential Right or a requirement that Consent be obtained, unless such Consent or a waiver of such Preferential Right has been obtained with respect to the transaction contemplated hereby or, in the case of a Preferential Right, an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each such party, either (A) the period of time required for such party to exercise such right has expired without such party exercising such right, or (B) such right has been exercised and the affected portion of the Properties has been excluded from the transactions contemplated hereby (and the Purchase Price adjusted downward) as provided in Section 6(c).

(iv) Imperfections in Title. Seller’s ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (i) above, to exist, and such imperfection in title is not such as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

(v) Net Acre Shortfalls. Seller’s ownership of the Properties is such that, with respect to the “Undeveloped Area” identified as such on Exhibit A-3, it clearly entitles Seller to fewer Total Net Undeveloped Acres (defined below) for such Undeveloped Area than that shown on Exhibit A-3. “Net undeveloped acres” shall be computed separately for each Lease which is described in Exhibit A-3 and shall mean, for each such Lease, (a) the number of acres covered by such Lease, multiplied by (b) the interest in oil and gas covered by such Lease in such lands, multiplied by (c) Seller’s undivided interest in such Lease insofar as it covers such lands (provided that if items (b) and/or (c) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area). “Total Net Undeveloped Acres” shall mean the total of all amounts of net undeveloped acres computed under the preceding sentence for all Leases described in Exhibit A-3.

(vi) Environmental Matters. Except as disclosed on the Disclosure Schedule, an Oil and Gas Property is in violation of Applicable Environmental Laws (below defined) in any material respect or there is present upon or under such property a condition which requires remediation under Applicable Environmental Laws. “Applicable Environmental Laws” means any law, common law, ordinance, regulation or policy of any governmental authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), the environmental conditions on, under, or about any real property including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect:

(1) defects or irregularities arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s claim of title to the relevant Property;

(2) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

(3) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights,

(4) normal and customary liens of co-owners under operation agreements, unitizations agreements, and pooling orders relating to the oil and gas properties, which obligations are not yet due and pursuant to which Seller is not in default;

(5) all approvals required to be obtained from governmental entities that are lessors under oil and gas leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-Closing;

(6) easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way, on, over or in respect of any of the Properties to the extent such matters do not materially interfere with operations on the Property; and

(7) defects or irregularities in the chain of title occurring more than twenty (20) years ago consisting of the failure to recite marital status in documents.

(c) Seller’s Response. In the event that Buyer notifies Seller of Asserted Defects:

(i) Cure. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

(ii) Postpone Closing. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than August 15, 2008. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

(iii) Indemnification. At any time, and from time to time, prior to Closing, and regardless of whether or not Seller has then elected any other option or options under this Section as to such Asserted Defect or any other Asserted Defect (including without limitation regardless of whether the procedure under Section 8 is ongoing as to such Asserted Defect), Seller may (but shall have no obligation to) elect, with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect; provided, however, Buyer must reasonably agree that such an indemnity is an appropriate remedy and the circumstances, and the parties can reasonably agree on the form of such indemnity. If and when such election is made as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as if cured.

(iv) Adjustment. Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section 8 below.

8. Certain Price Adjustments.

(a) Procedures. In the event that, as a part of the due diligence reviews provided for in Sections 6 and 7 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Buyer or Seller has elected (pursuant to Section 15) to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then:

(i) Agree Upon Adjustment. Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Cash Purchase Price to account for such matters; and

(ii) Exclude Property. With respect to each Property, other than an interest in the Undeveloped Area described in Exhibit A-3 and other than a situation covered by Section 8(b) below), as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Property or each Property as to which the Asserted Defect amount exceeds the Allocated Amount set forth on Schedule IV for such Property, or for any other reason set forth by Seller, such Property will be excluded from the transaction contemplated hereby, and the Cash Purchase Price will be reduced by the Allocated Amount attributed on Schedule IV to the wells and PUD locations located on such Property plus the amount attributed on Schedule IV to the units in which such Property participates (but in the case of such units, limited to the portion of such amount which is proportionate to the portion of Seller’s interest in such units, respectively, which is attributable to such Property). With respect to each Property which is an interest in the Undeveloped Area described in Exhibit A-3 as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Property, the Property will be excluded from the transaction contemplated hereby and the Cash Purchase Price will be reduced by the Net Acre Defect Amount (as calculated pursuant to Section 8(b)(ii) below).

(b) Certain Adjustments. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, the adjustment of the Cash Purchase Price shall be as set forth below in connection with such Defect:

(i) NRI Variance/Proportionate Price Reductions. If the Asserted Defect is (I) a Defect described in clause (A) of Section 7(b)(i) or (II) a Defect which otherwise reduces a portion of Seller’s interest in a Property listed on Exhibit A-2: a downward adjustment equal to the amount determined by multiplying the Allocated Amount set forth for such Property on Schedule IV by a fraction (A) the numerator of which is an amount equal to the “Net Revenue Interest” shown on Exhibit A-2 for such Property less the decimal share to which Seller would be entitled to as a result of its ownership interest in such Property which is unaffected by such Defect and (B) the denominator of which is the “Net Revenue Interest” shown for such Property on Exhibit A-2.

(ii) Net Acre Variation/Proportionate Price Reduction. If the Asserted Defect is a defect described in Section 7(b)(v): a downward adjustment equal to the amount determined by multiplying the Value Per Net Acre by an amount equal to the difference between (A) Total Net Undeveloped Acres as shown on Exhibit A-3 and (B) the total number of net undeveloped acres actually determined to exist for the Undeveloped Area (such adjustment referred to as the “Net Acre Defect Amount”).

(iii) Liens/Payoff Amount. If the Asserted Defect is a Defect described in Section 7(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

(c) Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 7 above, determine) that (i) the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a Property listed on Exhibit A-2 greater than the decimal share shown for such Property under the column headed “Net Revenue Interest” on such Exhibit A-2, or (ii) the ownership by Seller of the Properties entitles Seller to a number of Total Net Undeveloped Acres (calculated as provided in Section 7 above) for the Undeveloped Area which is greater than that shown for the Undeveloped Area on Exhibit A-3, then Seller may propose an upward adjustment to the Cash Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Sections 8(a) and 8(b) above with respect to adjustments for Asserted Defects. The party making such determination shall notify the other party no later than the Defect Date. The limitations set forth in Section 8(d) below shall also apply in the same manner to any potential upward adjustments pursuant to this Section 8(c).

(d) Limitations on Adjustments. If the Cash Purchase Price reduction with respect to a particular Asserted Defect which would result from the above provided for procedure does not exceed one percent (1%) of the Allocated Amount for the particular Property, no adjustment shall be made for such Asserted Defect.

(i) If the Cash Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Sections 7(b)(i) through (v) for which an adjustment is to be made does not exceed $10,000,000, then no adjustment of the Cash Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded. If the

Cash Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Sections 7(b)(i) through (v) for which an adjustment is to be made exceeds $10,000,000, the Cash Purchase Price shall be adjusted by the amount by which such reduction exceeds $10,000,000;

(ii) If the Cash Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Section 7(b)(vi) for which an adjustment is to be made does not exceed $10,000,000, then no adjustment of the Cash Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded. If the Cash Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Section 7(b)(vi) for which an adjustment is to be made exceeds $10,000,000, the Cash Purchase Price shall be adjusted by the amount by which such reduction exceeds $10,000,000.

Notwithstanding anything to the contrary in this Agreement, the limitations provided for in this Section 8(d) shall not apply to Asserted Defects made pursuant to Section 7(b)(ii) or Section 7b(iii).

9. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Litigation. No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(e) Price Adjustment Limitations. The aggregate downward (or upward) adjustment (if any) of the Cash Purchase Price which results from the procedures set forth in Sections 6(c), 7 and 8 does not exceed ten percent (10%) of the Cash Purchase Price.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii) and 14 hereof or claims one Party may have against the other Party for a breach of contract or misrepresentation, all of which will survive such termination). If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to close and Buyer hereby waived all claims for a breach of representation and warranty related thereto. [In the event of such a termination by Buyer, the Deposit will be refunded to Buyer.] With respect to any condition set forth above which is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and for which the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that such failure of such condition to be met be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Section 8 above (but without the limitations set forth in Section 8(d) above, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section.

10. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Litigation. No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) Exchange Listing of Buyer Common Stock. The Buyer Common Stock to be issued at the Closing as the Stock Purchase Price shall have been approved for listing, upon official notice of issuance on the New York Stock Exchange.

(e) Prospectus Supplement. Buyer shall have filed the Prospectus Supplement with the SEC and the Registration Statement shall have become effective upon such filing pursuant to Rule 462(e) under the Securities Act.

(f) Registration Rights Agreement. A Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), between Buyer and Sellers providing for the establishment of a shelf registration statement for the benefit of the Sellers shall have been executed by Buyer.

(g) HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h) Price Adjustment Limitations. The aggregate downward adjustment (if any) to the Cash Purchase Price which results from the procedures set forth in Sections 6(c), 7 and 8 does not exceed ten percent (10%) of the Cash Purchase Price.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Seller is not in material breach of its obligations hereunder in the absence of Buyer being in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii) and 14 hereof or claims one Party may have against the other Party for a breach of contract or misrepresentation, all of which will survive such termination). If Seller proceeds to Closing with knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to close, and Seller hereby waives all claims for a breach of representation or warranty related thereto. In the event of such a termination by Seller, the Deposit will be refunded to Buyer, unless (i) the conditions which are not met include condition (a) or (b) above or (ii) Buyer shall otherwise have breached this Agreement, in which event the Deposit shall be retained by Seller.

11. Closing.

(a) Actions At Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP, at 1700 Pacific Ave., Suite 3300, Dallas, Texas 75201, on July 15, 2008, at 9:00 a.m. local time, or at such other date and time (i) as the Buyer and Seller may mutually agree upon or (ii) to which Seller may postpone the Closing pursuant to Section 7 hereof (such date and time, as changed pursuant to clauses (i) and (ii), being herein called the “Closing Date”). At the Closing:

(i) Delivery of Conveyance. Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the “Conveyance”), in the form attached hereto as Schedule III (and with Exhibits A-1, A-2, and A-3 hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7 o’clock a.m., local time at the locations of the Properties, respectively, on April 1, 2008 (herein called the “Effective Date”).

(ii) Assignment of Membership Interest. HOC shall execute, acknowledge and deliver to Buyer an assignment of limited liability company interests of Nesson (the “Assignment of Membership Interest”), in the form attached hereto as Exhibit B.

(iii) Federal and State Conveyance Forms. Seller shall execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state, federal or Indian leases included in the Oil and Gas Properties.

(iv) Letters in Lieu. Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(v) Turn Over Possession. Seller shall, to the extent Seller can do so, turn over possession of the Properties.

(vi) Payment of Adjusted Cash Purchase Price to Seller. Buyer shall deliver to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to (A) the Adjusted Cash Purchase Price, less or plus (as the case may be) (B) any adjustments under Section 12 which are to be made at Closing, less (C) the Deposit.

(vii) Issuance of Buyer Common Stock. Buyer shall deliver to Sellers’ Representative, a certificate or certificates representing the Stock Purchase Price, in the names and denominations as set forth in a certificate delivered by Sellers’ Representative to Buyer at least five business days prior to the Closing Date.

(viii) Succession by Buyer. Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties, (B) with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the wells located on the Properties or on units in which the Properties participate.

(ix) Non-Foreign Person Affidavit. Each Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by such code) that such Seller is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

(x) Assignment of Sidney Field Office Assets. Seller shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale of the Sidney Field Office Assets, in the form attached hereto as Schedule V.

(xi) Transition Services Agreement. HOC and Buyer shall execute and deliver a Transition Services Agreement in a form and compensation mutually agreed to by the Parties (as ultimately executed, the “Transition Services Agreement”).

(b) Post Closing Actions.

(i) Transfer of Files. Seller will use its best efforts to deliver to Buyer, at Buyer’s expense, and within 30 days after Closing, the originals, where available, of all of Seller’s lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, other than those which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Seller of a period of 7 years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times.

(ii) Operational Transition. For a reasonable period of time after Closing, Buyer and Seller shall cooperate with respect to transition activities as to Properties where Buyer succeeds Seller as operator. IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON. To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement and, to the extent Seller so operates any Property after Closing, its obligations to Buyer with respect thereto shall be no greater than those which it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT,

UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iii) Transition of Certain Accounting Matters. Subject to the provisions of the Transition Services Agreement, with respect to each Oil and Gas Property with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, (i) Seller shall continue to receive such proceeds of production up to the end of the month in which Closing occurs and, to the extent it actually receives such proceeds, shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production to the parties entitled to same, with any such proceeds of production thereafter received by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto) and (ii) subject to the provisions of Section 12(a)(iii)(8), Seller shall, as promptly as possible after Closing, deliver to Buyer (A) a copy of its “pay list” for each such property and (B) a list of all parties for whom it is holding in suspense proceeds of production and (C) a check in an amount equal to all suspended funds. Following delivery of the materials referred to in clause (ii), Buyer shall become responsible for all disbursements of proceeds of production (including, without limitation, disbursements made by Seller on Buyer’s behalf and suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 13 below. It is understood and agreed that Seller does not represent or warrant to Buyer the accuracy of the “pay lists” so delivered.

(iv) Notifications by Buyer. Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and government agencies that it has purchased the Properties.

(v) Transition Services. From and after the Closing Date and for the period set forth therein, HOC shall provide to Buyer the transitional operational, accounting, and other services described in the Transition Services Agreement, subject to and in accordance with the terms thereof. Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs but the Parties have not agreed to the terms of and have not executed a Transition Services Agreement, the Parties shall thereafter cease negotiating such agreement and neither Party shall have any liability to the other for matters that would otherwise have been covered by the Transition Services Agreement.

12. Certain Accounting Adjustments.

(a) Adjustments for Revenues and Expenses. Appropriate adjustments shall be made between Buyer and Seller so that:

(i) Buyer will bear all drilling costs, reworking costs, and all other capital expenditures which are incurred in connection with the development, exploration or operation of the Properties after the earlier of the Effective Date or the date of this Agreement, and all expenses which are incurred in the operation of the Properties after the Effective Date, including, without limitation, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with third parties or related entities and regardless of whether Seller is the operator or a non-operator), all other overhead charges actually charged by third parties, and, where Seller is the operator of a well and there is no operating agreement, overhead at the rate of $800.00 per well per month (prorated for any period less than one month and proportionately reduced to Seller’s working interest in any such well) for each month or part thereof between the Effective Date and Closing, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date;

(ii) Except as provided in subsections (iii) below, subsections 12(d) and (e) below, and Section 13 below Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date; and

(iii) Buyer will bear all expenses set forth on the AFEs listed on Schedule 12(a)(iii) whether paid by Buyer or Seller before or after the Effective Date. It is agreed that, in making such adjustments:

(1) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date;

(2) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer (ad valorem and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods);

(3) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date);

(4) the provisions of Section 19(d) shall be given effect as if the same had taken effect on the Effective Date;

(5) casualty losses shall be handled in accordance with Section 15;

(6) delay rentals (but not bonuses and paid-up rentals) shall be attributable to the period for which they are paid (e.g. annual delay rentals due on January 1, 2007 shall be attributable to calendar year 2007) rather than to the time when paid, and shall be prorated with respect to such period in the same manner as ad valorem taxes;

(7) no consideration shall be given to the local, state or federal income tax liabilities of any party; and

(8) Seller shall transfer all suspended royalties and other suspense accounts held by Seller with respect to the Properties to Buyer (the “Suspense Accounts”), along with Seller’s records related thereto. Specifically, Seller covenants to deliver to Buyer, within thirty (30) days after Closing, in “Excel” format, the following information related to the Suspense Accounts, but only to the extent Seller has knowledge of such information: the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, Buyer shall administer all such accounts and assume all payment obligations relating to the Suspense Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties; provided that, Seller will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time and (ii) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. In the event Buyer determines that any such penalties or interest are due to the respective suspense account owner or any state under such statutes and Seller fails to promptly reimburse such sums to Buyer, then Buyer shall return to Seller the Suspense Funds in such account that existed as of the Effective Time, and Seller shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspense Funds.

(b) Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsection (a) above based on amounts which prior to such time have actually been paid or received by Seller. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under subsection (c) below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall, as provided in Section 11 above, receive a credit at Closing for the amount of such excess, and if the converse is true, then, as provided in Section 11 above, the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

(c) Adjustment Post Closing. On or before 180 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in subsection (a) above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. Seller shall prepare the initial draft of the final settlement statement and submit it to Buyer within 90 days after Closing. Buyer shall have 150 days after Closing to comment upon and object to any matter set forth in the proposed final settlement statement. The parties shall negotiate in good faith to resolve all their differences in connection with the final settlement statement within 180 days after Closing

(d) No Further Adjustments. Following the adjustments under subsection (c) above, no further adjustments shall be made under this Section 12. Should any revenues or expenses with regard to the Properties be charged to (or received by) Seller or Buyer after one (1) year after Closing, the same shall be borne by (or, in the case of revenues, received by) Buyer, regardless of the periods to which the same relate, and any bills (or payments) received by Seller will be forwarded to Buyer except for any revenues related to claims identified by Seller before the end of such one (1) year period (and of which Seller notifies Buyer before the end of such one (1) year period), which revenues shall belong to Seller.

13. Assumption and Indemnification.

(a) Assumption and Indemnification by Buyer. Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the adjustments provided for in Sections 12(b) and 12(c), (a) to assume, and to timely pay and perform, all Assumed Obligations and (b) to indemnify and hold Seller (and its partners and its and their Affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Assumed Obligations. “Assumed Obligations” means (i) all obligations and liabilities of Seller (excluding Excluded Claims) that (A) arise under contracts assumed by

Buyer at Closing, (B) relate to the Properties, (C) arise from or relate to events occurring on, before, or after the Effective Date and (D) do not arise from or relate to the inaccuracy of any representation or warranty of Seller, or the breach of, or failure to perform or satisfy, any covenant of Seller, set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement and (ii) all obligations and liabilities of Seller (excluding Excluded Claims) that arise with respect to (A) the plugging and abandonment of all existing wells, (B) the removal of related oil and gas equipment including, without limitation, platforms, pipelines, sumps, concrete foundations, vessels, tanks (above and below ground), and similar items of oil and gas field equipment and facilities, and (C) the lawful restoration and reclamation of the lands used in connection with such wells and related equipment, platforms, pipelines, sumps, concrete foundations, vessels, tanks (above and below ground) in compliance with all federal, state and local laws, rules and regulations. “Excluded Claims” means claims (i) resulting from or relating to the employment relationship between Seller and any of Seller’s present or former employees or the termination of any such employment relationship, including any claims arising from or relating to their rights to receive benefits under any Seller Plan, (ii) made by a third party arising out of, related to or caused by any personal injury (including death) or property damage sustained on or in connection with the Oil and Gas Properties prior to the Effective Date and for which written notice is received by Seller from Buyer within nine (9) months of the date of Closing (for any such claims raised after such time, Buyer shall indemnify and hold Seller harmless for such claims), (iii) the breach of any representation or warranty of Seller, or the agreement or covenant of Seller set forth in this Agreement for which written notice is received by Seller from Buyer within nine (9) months of the date of Closing (for any such claims raised after such time, Buyer shall indemnify and hold Seller harmless for such claims), (iv) the litigation matters set forth in Schedule II, (v) all taxes due and payable prior to the Effective Date, (v) related to off-site disposal of hazardous substances from the Properties prior to the Effective Date for which written notice is received by Seller from Buyer within nine (9) months of the date of Closing, (vi) fines and penalties levied by a governmental agency in connection with a violation of Environmental Laws, and (vii) taxes and assessments related to the Properties that are due and payable prior to the Effective Date. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY, OR (iii) THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.

(b) Indemnification by Seller. Seller shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Transaction Documents shall be deemed to have agreed) to indemnify and hold Buyer (and its directors, officers, employees and attorneys, contractors and agents) harmless from any Excluded Claims. Seller’s indemnity in the preceding sentence shall not cover or include any matters pertaining to title to the Oil and Gas Properties, which will be governed by Sections 7 and 8.

(c) Notice of Claim. If indemnification pursuant to Sections 13(a) and (b) is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action, and cooperate with the indemnifying party in the defense thereof; provided however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice and as otherwise provided in Section 17. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

14. No Commissions Owed. Seller agrees to indemnify and hold Buyer (and its partners and its and their Affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and its partners and its and their Affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

15. Casualty Loss. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event:

(a) Oil and Gas Properties. As to each such Property so damaged which is an Oil and Gas Property, then (unless Seller elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), (i) at the election of either Buyer or Seller, such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 8 shall be applicable thereto, but without the limitations provided for in Section 8(d), (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), or, (ii) if no such election is made by Buyer or Seller, the Purchase Price will not be adjusted, and Seller shall, at Seller’s election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

(b) Other Properties. As to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, at Seller’s election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance claims related to such damage, or (iii) assign to Buyer any insurance claims related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Seller shall maintain its current insurance program as it relates to the Properties.

16. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	XTO Energy Inc. 810 Houston Street Fort Worth, Texas 76102 Telephone:(817) 870-2800 Facsimile:(817) 870-1671

Attention: Vaughn O. Vennerberg, II
Sr. Executive Vice President & Chief of Staff

If to Seller:	Headington Oil Company LLC 7557 Rambler Road, Suite 1100 Dallas, Texas 75231 Telephone: (214) 696-7733 Facsimile: (214) 696-7749 Attention: Mr. Michael E. Tregoning, Chief Financial Officer

With copies to:	Thompson & Knight LLP 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201-4693 Telephone: (214) 969-1384 Facsimile: (214) 969-1751 Attention: Mr. Jeffrey A. Zlotky

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United

States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

17. Survival of Provisions. All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller/and shall inure to the benefit of Buyer and Seller but not to their respective successors and assigns), and all of such representations and warranties shall survive the Closing and the delivery of the Conveyance. The obligations of the parties under Section 11 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 3, 12, 13, 14, 16, 17 and 19 shall (subject to any limitations set forth therein) also survive the Closing and the delivery of the Conveyance.

18. Employment Matters.

(a) Continuing Employees. From and after the date hereof, Seller will assist Buyer in seeking to retain certain of Seller’s employees to effectuate a smooth transition of the operation of the Properties to the Buyer. Within 10 days from the date hereof, Seller will provide Buyer with a list of employees (the “Seller Employees”) available for employment with Buyer, which will include the following data: name, job title, salary or wage, bonus eligibility, vacation eligibility, hire date, and service date. The Seller Employees that Buyer hires are referred to as the “New Employees.”

(b) No Obligation to Hire Seller Employees. Nothing in this Agreement shall require or be construed or interpreted as requiring the Buyer to offer employment to any employee of Seller or to continue the employment of any employee of Seller (including any New Employees) following their respective Hire Date, or to prevent Buyer thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any Continuing Employees) following their respective Hire Dates. Seller and the Buyer hereby acknowledge and agree that any employment offered by Buyer to a New Employee will be “at will” and may be terminated by Buyer or such Continuing Employee at any time for any reason (subject to applicable laws and to any specific written commitments made to the contrary by Buyer or by such Continuing Employee). Further, any such offer of employment shall be on such terms and conditions as the Buyer shall determine and may be conditioned upon the Seller Employee’s passage of the Buyer’s pre-employment screening requirements.

(c) Interview, Screening, and Offers to Seller Employees.

(i) Seller shall notify the Seller Employees of Buyer’s desire to interview them for possible hire by Buyer. Seller and Buyer shall assist one another in providing such employees the right to meet with representatives of Buyer to discuss the capacity in which such Persons will be employed by Buyer and the terms and conditions under which such employment will be offered; provided, however, that no employee of Seller shall be required to accept an offer of employment with Buyer if such an offer is made. Seller shall retain all liability for all severance benefits owed to the employees of Seller (including but not limited to any Seller Employees who receive but do not accept offers of employment from Buyer) under Seller’s employment agreements, offer letters, or severance plans or policies, if any. Buyer shall provide offers of employment to the Seller Employees the Buyer desires to hire, with each offer stipulating the date for commencement of work (the “Hire Date”). Buyer shall provide Seller with notice of the names of those Seller Employees to whom Buyer has made employment offers promptly after making such offers.

(ii) No Seller Employee shall become a New Employee unless he or she (i) accepts Buyer’s offer of employment under the terms provided in Buyer’s offer, (ii) passes any required pre-employment screening required by Buyer, and (iii) on the Hire Date, is actively at work.

(d) Employee Benefits.

(i) Buyer shall grant to the Continuing Employees credit for their past service years as outlined in the data provided by Seller to Buyer pursuant to Section 18(a) for the vesting and eligibility purposes under any employee benefit programs maintained by the Buyer in which they are available to participate other than Buyer’s 401K Plan and retiree medical plans. Each New Employee shall receive industry service credit as provided under Buyer’s vacation policy. Seller shall use commercially reasonable efforts to provide Buyer with all necessary transition assistance, including any applicable service credit information relating to New Employees, to enable Buyer to develop and implement compensation and benefit plans and programs for any New Employees.

(ii) After completing one hour of actual service with Buyer, a New Employee shall cease to actively participate or be eligible to actively participate in any Seller Plan. Buyer shall not assume any Seller Plan or be liable in any respect for the funding of, or contributions to, or liabilities under any Seller Plan. Until a Continuing Employee becomes a New Employee by completing one hour of actual service with Buyer, a Continuing Employee shall remain the employee of Seller and Seller shall provide his or her wages and employee benefits at Seller’s sole expense. Without limiting the foregoing, for all periods prior to the completion of one hour of actual service with Buyer, Seller shall be responsible for (1) the base salaries or wages and overtime payments of the Seller Employees along with any bonuses to which such Seller Employee may be entitled, (2) the costs of the Seller Employees’ participation in the retirement, medical, dental and other employee benefit plans sponsored by Seller, (3) workers’ compensation coverage of the Seller Employees, (4) vacation and leave pay for the Seller Employees, (5) the employer’s portion of any health, life, disability or other insurance provided as a part of Seller’s employee benefit plans in effect after the Closing Date and in which the Seller Employees participate, (6) all employee taxes (including Social Security, Medicare and unemployment taxes) and tax withholdings, and (7) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to the Seller Employees.

(e) Control of Seller Employees. Prior to the Hire Date, if any, of a Seller Employee, Seller shall have the right to control and direct the Seller Employees as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Seller Employee, provided that: (i) Buyer shall not be liable for any costs, expense, liabilities, or severance benefits, if any, related to any such terminated Seller Employee; and (ii) Seller agrees not to rehire any terminated Seller Employee who becomes a New Employee for a period of two years following any such Seller Employee’s termination date. Seller shall fully and timely inform Buyer of and consult Buyer with respect to, all employment, benefit workplace and performance matters relating to Seller Employees prior to the Seller Employees’ respective Hire Dates that, in the reasonable judgment of Seller’s management, could have a material impact on Buyer prior to taking any actions or making any decisions with respect to such matters, subject to applicable law. Notwithstanding the foregoing, prior to each Seller Employee’s respective Hire Date, Seller shall have the right to direct such employee to perform reasonable administrative duties on behalf of Seller in connection with the winding down of Seller’s services with respect to the Properties and the termination of any Seller Plan. Prior to the Seller Employees’ respective Hire Dates, Seller will not permanently reassign, make compensation changes, promote or relocate any Seller Employee, other than in the ordinary course of business or as required by any Seller Plan or applicable law, without the written consent of Buyer. Seller shall be responsible for complying with all safety, health and work-related laws, regulations and rules with respect to the Seller Employees employed by Seller prior to the Hire Date. Nothing herein is intended to affect Seller’s status as employer of each Seller Employee while employed by Seller or Seller’s control over such individual until his or her respective Hire Date.

(f) Solicitation of Continuing Employees. For the period beginning on each New Employee’s Hire Date and ending on the date that is two (2) years after the Closing Date, Seller will not, unless acting in accordance with Buyer’s prior written consent, solicit, encourage or otherwise induce such New Employee to leave the employment of Buyer or become an employee of Seller. Notwithstanding the foregoing, Seller will not be prohibited from hiring or contracting for the services of a New Employee who has terminated his or her employment relationship with Buyer without solicitation or inducement from Seller. A general advertisement by Seller for employment that is not targeted at any New Employee or group of New Employees shall not constitute a breach of the obligations of Seller under this Section 18(f).

(g) Waiver of Restrictions on Continuing Employees. On or before each Continuing Employee’s Hire Date, if any, Seller shall take any necessary action to waive any covenants not to compete, confidentiality provisions or similar restrictions under agreements between Seller and the Continuing Employee that may be applicable to any Continuing Employee, but only to the extent any of the foregoing would preclude a Continuing

Employee from accepting employment with Buyer, and may not restrain such Continuing Employee in any way in performing his services for the Buyer.

(h) No Third Party Beneficiaries. Notwithstanding any other provisions of this Agreement, the provisions of this Section 18 are not intended to and shall not create or confer any third-party beneficiary rights respecting any Seller Employee or Continuing Employee.

19. Miscellaneous Matters.

(a) Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

(b) Regulatory Approvals.

(i) Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any governmental authority required to be obtained or made by Sellers or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(ii) As promptly as practicable and in any event not more than seven (7) days following the date on which the parties hereto have executed this Agreement, Sellers and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Sellers and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and Sellers shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Each of Sellers and Buyer will bear their own costs and expenses relating to the compliance with this Section

(c) Like Kind Exchange. Seller may elect to structure this transaction as a like-kind exchange pursuant to section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting Seller to assign its rights under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treasury Regulation ‘ 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.

(d) Gas Imbalances, Makeup Obligations. Without limitation on any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise). As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all royalty obligations with respect to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an “entitlement” basis rather than a “receipts” basis).

(e) Parties Bear Own Expenses/No Special Damages. Except as otherwise provided herein, each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(f) No Sales Taxes. No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its Affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(g) Entire Agreement. This Agreement, the Conveyance and the other documents and instruments to be executed and delivered to Buyer and Seller pursuant to the terms hereof (collectively, the “Transaction Documents”) constitute the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, both oral and written, among the parties with respect to such subject matter.

(h) Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(i) Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

(j) Headings, Time of Essence, etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(k) No Assignment. Prior to Closing, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

(l) Successors and Assigns. Subject to the limitation on assignment contained in subsection (k) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(m) Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

(n) Exclusive Remedy; Waiver. If the Closing occurs, the sole and exclusive remedy of Buyer for any (i) claim relating to any representations, warranties, covenants and agreements contained in this Agreement that survives the Closing, (ii) other claim pursuant to or in connection with this Agreement and (iii) other claim relating to the Properties or the purchase and sale thereof shall be any right to indemnification for such claim that is expressly provided in this Agreement. If no such right of indemnification for such claim is expressly provided in this Agreement, then such claim is hereby waived and released to the fullest extent permitted by applicable law. If the Closing occurs, Buyer shall also be deemed to have waived and released, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

(o) Sellers’ Representative. Sellers hereby appoint HOC to serve as their representative and agent (“Sellers’ Representative”) for all purposes in connection this Agreement including without limitation (i) the waiver and amendment of the rights and duties of the Seller parties under this Agreement; (ii) the giving and receiving of notices and requests; (iii) the making of adjustments to the Cash Purchase Price; (iv) the receiving of the Deposit, the Purchase Price and any adjustments to the Purchase Price in favor of the Seller parties and any other payments due the Seller parties under this Agreement; (v) the allocating, and distributing of the Deposit, the Purchase Price, adjustments to the Purchase Price and any other payments due the Seller parties, among the Seller parties; and (vi) doing and receiving all things provided for concerning the “Seller” in this Agreement and making all elections. HOC agrees to act as the Sellers’ Representative on behalf of all the Seller parties, provided that HOC may resign as Sellers’ Representative at any time upon written notice to Buyer and all the other Seller parties. Buyer shall be both entitled and obligated to act in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by Sellers’ Representative on behalf of the Seller parties as fully and effectively as though each had done, performed, made or executed the same.

(p) Seller’s Obligations Several Not Joint. Anything to the contrary notwithstanding, the obligations and liability of “Seller”, arising under and in connection with this Agreement shall be several as to each Party individually and not joint. Any representations, warranties, and covenants of “Seller” under this Agreement relating to the Properties are made by each Seller individually, severally with respect only to the interest owned by each, in the Properties. Any representations, warranties, or covenants relating to the organization, existence, power, and authority of “Seller” and the execution and delivery of this Agreement by “Seller”, are made individually by each Seller individually only as to its organization, existence, power, and authority and its execution and delivery of this Agreement. Any covenant by “Seller” with reference to the employees or employment relationship of “Seller” is made by each Seller individually with respect to its employees.

(q) Non-Execution by Seller. Any of the parties identified herein as a “Seller,” other than HOC, shall have the right to execute a counterpart to this Agreement, and become a Party thereto, on or before five (5) days following the date that Buyer delivers Schedule IV pursuant to Section 6(e). If one or more of the parties identified herein as a “Seller” fail to execute and enter into this Agreement (a “Non-Executing Seller”), the failure of such Non-Executing Seller to execute and enter into this Agreement shall not be asserted as a Defect by

Buyer but there shall be a downward adjustment to the Purchase Price attributable to such Non-Executing Seller’s undivided interest in the Oil and Gas Properties.

(r) Failure to Close by Seller. If one or more of the parties identified herein as a “Seller,” other than HOC, for any reason fails or is unable to consummate the transactions contemplated by this Agreement at Closing (a “Non-Closing Seller”):

(i) the transactions contemplated by this Agreement between Buyer, HOC, and the other Sellers shall not be affected by such Non-Closing Seller’s failure to close; and

(ii) the failure of such Non-Closing Seller to close shall not be asserted as a breach by Buyer but there shall be a downward adjustment to the Purchase Price attributable to such Non-Closing Seller’s undivided interest in the Oil and Gas Properties.

(s) Definitions.

(i) Certain Defined Terms. When used in this Agreement the following terms shall have the respective meanings assigned to them in this Section 19(s)(i):

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Allocated Amount” means the amount of the Purchase Price allocated to each Property on Schedule IV.

“Buyer Common Stock” means the publicly traded common stock of Buyer, par value $.01 per share, together with the associated preferred stock purchase rights issuable pursuant to the Rights Agreement.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a consistent basis.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Material Adverse Effect” means (i) any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations of the Buyer and its Subsidiaries, or Seller, as applicable, taken as a whole; provided, however, that no loss, liability, change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, liability, change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the announcement or pendency of the transactions contemplated by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith; (d) any change in accounting requirements or principles imposed upon Seller, Buyer, its Subsidiaries or their respective businesses by any change in GAAP or any change in applicable laws, or the interpretation thereof, after the date of this Agreement; or (e) compliance with the terms of, or the taking of any action required by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith; or (ii) any breach of Buyer’s or Sellers’ representations and warranties, as applicable, which individually or in the aggregate would materially impair Buyer’s or Sellers’ ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“PUD” means one or more Properties or portions of Properties identified on the Reserve Report as properties to which “Proved Reserves” are categorized as “Undeveloped” in the “Definitions of Oil and Gas Reserves” promulgated by the Society of Petroleum Engineers in effect on the date of this Agreement or as may be mutually agreed to by the parties.

“Reserve Report” means the Appraisal Report as of March 31, 2008 on certain properties owned by HOC prepared by Ryder Scott Company, L.P.

“Rights Agreement” means that certain Preferred Stock Purchase Rights Agreement dated August 25, 1998, between Buyer and Chase Mellon Shareholder Services, LLC, as Rights Agent.

“Seller Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change-in-control, termination pay, deferred compensation, retirement or pension payments, bonuses, performance awards, retention payments, incentive compensation, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and any plans that would be “employee benefit plans” within the meaning of Section 3(3) of ERISA if they were subject to ERISA (such as foreign plans and plans for directors) which, in each case, is or ever has been sponsored, maintained, contributed to, or required to be contributed to, by the Seller or any ERISA Affiliate of the Seller (present or former) for the benefit of any present or former employee or officer, consultant or similar representative of Seller or any of such ERISA Affiliates, and with respect to which the Seller or any of such ERISA Affiliates has or may have any liability or obligation on behalf of any of such individuals.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Value Per Net Acre” means an amount equal to the Allocated Amount for the Undeveloped Area set forth on Schedule IV divided by 52,844.112 acres.

(ii) Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adjusted Cash Purchase Price	2
Agreement	Introduction
Applicable Environmental Laws	7(b)(vi)
Asserted Defects	7(a)
Assignment of Membership Interest Assumed Obligations Buyer	11(a)(ii) 13(a) Introduction
Buyer SEC Reports Cash Purchase Price	5(f)(i) 2
Closing	11(a)
Closing Date	11(a)
Consents	6(c)
Continuing Employees Contracts	18(a) 1(c)
Conveyance	11(a)(i)
Defect	7(b)
Defect Date	7(a)
Deposit	3
Disclosure Schedule Effective Date	4(a)(v) 11(a)(i)
Exchange Act Excluded Claims Excluded Properties	5(f)(i) 13(a) 1(i)
Exploration Area Hire Date HOC Indemnitee Internal Revenue Code Leases	1(a) 18(c)(i) Introduction 13(c) 4(a)(xvii) 1(a)
Like-Kind Exchange	19(c)
Nesson	Introduction

Term	Section

Net Acre Defect Amount net undeveloped acres Non-Closing Seller Non-Executing Seller NORM Oil and Gas Properties	8(b)(ii) 7(b)(v) 19(r) 19(q) 4(b) 1(a)
Parties Preferential Rights	Introduction 6(c)
Properties	1
Purchase Price	2
Registration Statement Registration Rights Agreement Routine Governmental Approvals	6(d) 10(f) 4(a)(iii)
SEC Securities Act Seller or Sellers	5(f)(i) 5(i) Introduction
Seller Employees Sellers’ Representative Sidney Field Office Assets Stock Purchase Price Suspense Accounts Total Net Undeveloped Acres Transition Services Agreement Undeveloped Area	18(a) 19(o) 1(h) 2 12(a)(iii)(8) 7(b)(v) 11(a)(xi) 7(b)(v)

[Remainder of this Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

BUYER:

XTO ENERGY INC.

By:	/s/ Vaughn O. Vennerberg, II
Name:	Vaughn O. Vennerberg, II
Title:	Sr. Executive V.P. & Chief of Staff

SELLERS:

HEADINGTON OIL COMPANY LLC

By:	/s/ Timothy C. Headington
Name:	Timothy C. Headington
Title:	President

[Remainder of this Page Intentionally Left Blank]

[Signature Page to Agreement of Purchase and Sale]

CIRCLE-S OIL & GAS COMPANY, L.P.

By its General Partner
Circle-S Petroleum, LLC

By:	/s/ Pat Smith
Name:	Pat Smith
Title:	President

WRJ OIL & GAS, L.P.

By:	/s/ W.R. Johnston Jr.
Name:	W.R. Johnston Jr.
Title:	President

FOUR STONE OIL LP

By Four Stone Oil Management LLC
General Partner

By:	/s/ Brooks Purnell
Name:	Brooks Purnell
Title:	President

FOUR STONE LIMITED PARTNERSHIP

By SJVJ LLC
General Partner

By:	/s/ Brooks Purnell
Name:	Brooks Purnell
Title:	President

[Signature Page to Agreement of Purchase and Sale]

FOUR STONE ROYALTY LP

By Four Stone Royalty Management LLC
General Partner

By:	/s/ Brooks Purnell
Name:	Brooks Purnell
Title:	President

GRYPHON RESOURCES, INC.

By:	/s/ Michael Tregoning
Name:	Michael Tregoning
Title:	President

PAMCO INVESTMENTS CORP.

By:	/s/ Alfred R. Powell
Name:	Alfred R. Powell
Title:	President

DANIEL BREWER

/s/ Daniel Brewer

RONALD V. SHAFFER

/s/ Ronald V. Shaffer

[Signature Page to Agreement of Purchase and Sale]

TIM LECHNER

/s/ Tim Lechner

BOW RIVER ENGINEERING, LTD.

By:	/s/ Timothy C. Headington
Name:	Timothy C. Headington
Title:	President

RED OAK PETROLEUM CORPORATION

By:	/s/ Gary N. Polasek
Name:	Gary N. Polasek
Title:	President

WALKER CORPORATION

By:	/s/ William B. Walker, Jr.
Name:	William B. Walker, Jr.
Title:	President

[Signature Page to Agreement of Purchase and Sale]

CORRIDA OIL & GAS, INC.

By:	/s/ Craig A. Wohlers
Name:	Craig A. Wohlers
Title:	President

[Signature Page to Agreement of Purchase and Sale]

LIST OF SCHEDULES AND EXHIBITS

Schedule I	Description of Nesson Gathering System, LLC
Schedule II	Disclosure Schedule
Schedule III	Conveyance Form
Schedule IV	Allocated Amounts
Schedule V	Assignment and Bill of Sale
Schedule 4(a)(ix)	Material Contracts
Schedule 4(a)(x)	Payout Balances
Schedule 4(a)(xi)	Areas of Mutual Interest
Schedule 4(a)(xiii)	Plugging Obligations
Schedule 4(a)(xvi)	Compliance with Laws
Schedule 12(a)(iii)	AFEs

Exhibit A-1	Leases
Exhibit A-2	Oil and Gas Properties with WI and NRI
Exhibit A-3	Undeveloped Area with Net Undeveloped Acres
Exhibit A-4	Sidney Field Office Assets
Exhibit B	Form of Assignment of Membership Interest
Exhibit C	Form of Registration Rights Agreement